Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Retalix Ltd. for the registration of 715,730 ordinary shares and to the incorporation by reference therein of our report dated January 23, 2005, with respect to the consolidated financial statements of Cell-Time, Ltd., included in Retalix Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2004, furnished to the Securities and Exchange Commission.

/S/ Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

TelAviv, Israel

May 30, 2005